Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
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October 22, 2019	Düsseldorf	San Diego
	Frankfurt	San Francisco
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	Houston	Silicon Valley
AEGON Funding Company LLC	London	Singapore
Corporation Trust Center	Los Angeles	Tokyo
1209 Orange Street	Madrid	Washington, D.C.
Wilmington, Delaware 19801	Milan

Re:	AEGON Funding Company LLC’s $925,000,000 aggregate principal amount of 5.10% Subordinated Notes due 2049

Ladies and Gentlemen:

We have acted as counsel to AEGON Funding Company, LLC (the “Issuer”), in connection with the issuance of $925,000,000 aggregate principal amount of 5.10% Subordinated Notes due 2049 (the “Subordinated Notes”) and the guarantee of the Subordinated Notes (the “Subordinated Guarantee”) by Aegon N.V., a limited liability public company incorporated under the laws of the Netherlands and having its statutory seat at The Hague, The Netherlands (the “Company”) under an indenture dated October 11, 2001 among the Issuer, the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee,” as successor trustee to Citibank, N.A. under the Agreement of Resignation, Appointment and Acceptance dated as of August 21, 2007 by and among the Issuer, The Bank of New York Mellon Trust Company, N.A. and Citibank, N.A.) (the “Base Indenture”), as supplemented by a tenth supplemental indenture dated as of the date hereof (the “Tenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 31, 2017 (Registration No. 333-220726) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated August 31, 2017 (the “Base Prospectus”), a prospectus supplement, dated October 15, 2019 filed with the Commission pursuant to Rule 424(b) under the Act on October 17, 2019 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated October 15, 2019 among you, the Issuer and the Company (the “Underwriting Agreement,” and collectively with the Indenture, the Subordinated Notes and the Subordinated Guarantee, the “Documents”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Subordinated Notes and the Subordinated Guarantee.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuer, the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and, as applicable, the Delaware Limited Liability Company Act (the “DLLCA”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or in the case of Delaware, any other laws, including without limitation the laws of the Netherlands, or as to any matters of municipal law or the laws of any local agencies within any state.

October 22, 2019

Various issues pertaining to the laws of the Netherlands are addressed in the opinion of Allen & Overy LLP, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (a) the Subordinated Notes have been duly authorized by all necessary limited liability company action of the Issuer and when the Subordinated Notes have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Indenture and in the manner contemplated by the Underwriting Agreement, the Subordinated Notes will be valid and binding obligations of the Issuer and (b) assuming the Subordinated Guarantee has been duly authorized by all necessary limited public company action of the Company, when the Subordinated Guarantee has been duly executed, issued and delivered against payment therefor in accordance with the terms of the Indenture and in the manner contemplated by the Underwriting Agreement, the Subordinated Guarantee will be a valid and binding obligation of the Company.

Our opinions are subject to:

(a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors; and the judicial application of foreign laws or governmental actions affecting creditors’ rights;

(b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought;

(c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and

(d) we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of rights or defenses contained in Section 515 of the Base Indenture; and waivers of broadly or vaguely stated rights; (v) covenants not to compete; (vi) provisions for exclusivity, election or cumulation of rights or remedies; (vii) provisions authorizing or validating conclusive or discretionary determinations; (viii) grants of setoff rights; (ix) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (x) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (xi) proxies, powers and trusts; (xii) except as set forth in numbered paragraph 4(ii) of this letter, provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property; (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such

October 22, 2019

provisions are deemed to constitute a penalty; (xiv) provisions permitting, upon acceleration of any indebtedness (including the Subordinated Notes) collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (xv) any “swap” (as such term is defined in the Commodity Exchange Act), including any guarantee thereof, by any party which is not an “eligible contract participant” (as such term is defined in the Commodity Exchange Act) or any provision of the Documents that purports to share the proceeds of any guarantee or collateral provided by any party that is not an eligible contract participant with the provider of any such swap or the effect of such sharing provisions on the opinions expressed herein; (xvi) any provision of the Documents that refers to, incorporates or is based upon the law of any jurisdiction other than the State of New York or the United States, and (xvii) the severability, if invalid, of provisions to the foregoing effect.

We have assumed that since the original date of execution thereof, except as specifically set forth (i) in the supplemental indentures dated November 14, 2003, June 1, 2005, November 23, 2005, December 12, 2005, June 28, 2006, September 21, 2007, November 27, 2009, January 31, 2012 and April 11, 2018, with respect to the Base Indenture and (ii) the Prospectus Supplement with respect to the Base Prospectus, no Document has been amended, restated, modified, supplemented, or terminated and that no rights pursuant thereto have been released, waived, or modified either expressly or by any action or inaction of the parties therto and that no party has defaulted on its obligations under the Documents.

With your consent, we have further assumed that (a) assuming that the Tenth Supplemental Indenture and Parent Subordinated Guarantee have been duly authorized by all necessary limited liability public company action by the Company, the Indenture, the Subordinated Notes and the Subordinated Guarantee (the “Indenture Documents”) have been duly authorized, executed and delivered by all necessary parties thereto (other than the Issuer), (b) assuming that the Tenth Supplemental Indenture and Parent Subordinated Guarantee have been duly authorized by all necessary limited liability public company action by the Company, each of the Indenture Documents constitutes the legally valid and binding obligations of the parties thereto (with respect to the Tenth Supplemental Indenture, other than the Issuer and Company), enforceable against each of them in accordance with their respective terms, (c) assuming that the Tenth Supplemental Indenture and Parent Subordinated Guarantee have been duly authorized by all necessary limited liability public company action by the Company, the status of each of the Indenture Documents as legally valid and binding obligations of the parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities and (d) that all members or managers that are entities have duly taken such internal actions (such as board, member, manager, or partner approval) as may be necessary to enable them to duly act, and that such entities have duly acted (and duly authorized, executed and delivered the Documents, as applicable), in their capacities as members or managers of the Issuer in connection with the Documents.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 6-K dated October 22, 2018 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Latham & Watkins LLP

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